SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                               (Amendment No. __)

Filed by the Registrant |X|

Filed by a Party other than the Registrant |_|

Check the appropriate box:

|X| Preliminary Proxy Statement
|_| Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
|_| Definitive Proxy Statement
|_| Definitive Additional Materials
|_| Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                           INNOVIR LABORATORIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

________________________________________________________________________________
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X| No fee required.

|_| Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      1) Title of each class of securities to which transaction applies:

      2) Aggregate number of securities to which transaction applies:

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

      4) Proposed maximum aggregate value of transaction:

      5) Total fee paid:

|_| Fee paid previously with preliminary materials:

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

      1) Amount Previously Paid:

      2) Form, Schedule or Registration Statement no.:

      3) Filing Party:

      4) Date Filed:

                           INNOVIR LABORATORIES, INC.
                              510 EAST 73RD STREET
                            NEW YORK, NEW YORK 10021
                                 212-249-4703

                                           May __, 1996

Dear Stockholder:

      You are cordially invited to attend the Company's Annual Meeting of Stockholders to be held at 2:00 P.M., New York time, on Tuesday, June 24, 1997, at The Equitable Building, 50th Floor, Seventh Avenue, New York, New York 10019.

      This year you are being asked (i) to elect seven directors of the Company,
(ii) to approve a proposal to amend the Company's certificate of incorporation to increase the number of authorized shares of Common Stock, (iii) to approve a proposal to amend the Company's Non-Employee Director Stock Option Plan to modify the class of persons eligible to receive options thereunder, to increase the number of shares which may be issued thereunder, to provide for certain additional grants to the Company's directors and to extend the option period of options granted thereunder, (iv) to approve a proposal to amend the Company's 1993 Stock Option Plan to increase the number of shares which may be issued thereunder and (v) to approve a proposal to ratify the Board of Directors' selection of ____________ to serve as the Company's independent accountants. In addition, I will be pleased to report on the affairs of the Company and a discussion period will be provided for questions and comments of general interest to stockholders.

      We look forward to greeting personally those stockholders who are able to be present at the meeting; however, whether or not you plan to be with us at the meeting, it is important that your shares be represented. Accordingly, you are requested to sign and date the enclosed proxy and mail it in the envelope provided at your earliest convenience.

      Thank you for your cooperation.

                                           Very truly yours,


                                           Allan R. Goldberg
                                           Chairman of the Board
                                           and Chief Executive Officer

                           INNOVIR LABORATORIES, INC.
                              510 EAST 73RD STREET
                               NEW YORK, NY 10021

            NOTICE OF ANNUAL MEETING OF STOCKHOLDERS - JUNE 24, 1997

TO THE STOCKHOLDERS OF INNOVIR LABORATORIES, INC.:

      Notice is hereby given that the Annual Meeting of Stockholders of Innovir Laboratories, Inc., a Delaware corporation, will be held at 2:00 P.M., New York time, on Tuesday, June 24, 1997, at The Equitable Building, 50th Floor, 787 Seventh Avenue, New York, New York, for the following purposes:

      1. To elect the Board of Directors to serve until the next Annual Meeting of Stockholders and until their respective successors are duly elected and qualified;

      2. To approve a proposal to amend the Company's certificate of incorporation to increase the number of authorized shares of Common Stock, $.013 par value per share, from 35,000,000 shares to 70,000,000 shares;

      3. To approve a proposal to amend the Company's Non-Employee Director Stock Option Plan to modify the class of persons eligible to receive options thereunder, to increase the number of shares which may be issued thereunder, to provide for certain additional grants to the Company's directors and to extend the option period of options granted thereunder;

      4. To approve a proposal to amend the Company's 1993 Stock Option Plan to increase the number of shares which may be issued thereunder;

      5. To ratify the selection by the Board of Directors of _____________ to serve as independent accountants for the year ending December 31, 1997; and

      6. To transact such other business as may be properly presented for action at the meeting or any adjournment thereof.

      The Board of Directors has fixed the close of business on May 7, 1997 as the record date for the determination of stockholders entitled to notice of, and to vote at, this meeting or any adjournment thereof.

      Holders of a majority of the outstanding shares must be present in person or by proxy in order for the meeting to be held. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, YOUR VOTE IS IMPORTANT. ACCORDINGLY, YOU ARE REQUESTED TO MARK, SIGN AND DATE THE ENCLOSED PROXY FORM AND RETURN IT IN THE ACCOMPANYING STAMPED ENVELOPE. The giving of such proxy will not affect your right to revoke such proxy before it is exercised or to vote in person should you later decide to attend the meeting.

      All stockholders are cordially invited to attend the meeting.

      Also enclosed is the Company's Annual Report for the fiscal year ended September 30, 1996, including financial statements.

                                    By Order of the Board of Directors


                                    Merrill M. Kraines
                                    Secretary

Dated:  May __, 1997

                  IT IS IMPORTANT THAT THE ENCLOSED PROXY FORM
                       BE COMPLETED AND RETURNED PROMPTLY.

                          INNOVIR LABORATORIES, INC.
                             510 EAST 73RD STREET
                              NEW YORK, NY 10021

                                PROXY STATEMENT

            ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 24, 1997

                    SOLICITATION AND REVOCATION OF PROXIES

      This proxy statement is furnished in connection with the solicitation by the Board of Directors of Innovir Laboratories, Inc., a Delaware corporation (the "Company"), of proxies to be voted at the Annual Meeting of Stockholders of the Company to be held at 2:00 P.M., New York time, on Tuesday, June 24, 1997, at The Equitable Building, 50th Floor, 787 Seventh Avenue, New York, New York, and any adjournment thereof.

      A form of proxy is enclosed for use at the meeting. The proxy may be revoked by a stockholder, at any time before it is voted, by execution of a proxy bearing a later date or by written notice to the Secretary before the meeting, and any stockholder present at the meeting may revoke his or her proxy thereat and vote in person if he or she so desires. When such proxy is properly executed and returned, the shares it represents will be voted at the meeting in accordance with any instructions noted thereon. If no direction is indicated, all shares represented by valid proxies received pursuant to this solicitation (and not revoked prior to exercise) will be voted (i) FOR the election of the nominees for directors herein, (ii) FOR the proposal to amend the Company's certificate of incorporation to increase the number of authorized shares of Common Stock, $.013 par value per share ("Common Stock"), from 35,000,000 shares to 70,000,000 shares, (iii) FOR the proposal to amend the Company's Non-Employee Director Stock Option Plan to modify the class of persons eligible to receive options thereunder, to increase the number of shares which may be issued thereunder, to provide for certain additional grants to the Company's directors and to extend the option period of options granted thereunder, (iv) FOR the proposal to amend the Company's 1993 Stock Option Plan to increase the number of shares which may be issued thereunder and (v) FOR the proposal to ratify the appointment of __________ as independent accountants.

      The cost of soliciting proxies on behalf of the Board of Directors will be borne by the Company. In addition to solicitation by mail, proxies may be solicited by directors, officers or regular employees of the Company (who will receive no extra compensation for these services) in person or by telephone or telegraph. The Company will also request brokerage houses, custodians, nominees and fiduciaries to forward these proxy materials to the beneficial owners of the Common Stock and will reimburse such holders for their reasonable expenses in connection therewith. The approximate date of mailing of this Proxy Statement and accompanying proxy is May 30, 1997.

      Only stockholders of record on the close of business on May 7, 1997 will be entitled to notice of, and to vote at, the Annual Meeting. At the close of business on such record date, the Company had issued and outstanding __________ shares of Common Stock. Each share entitles the holder thereof to one vote. The affirmative vote of a plurality of the shares present in person or represented by proxy and entitled to vote at the meeting is required for the election of directors, and a vote of a majority of the shares present, or represented, and entitled to vote at the meeting is required to approve each other proposal to be acted upon at the meeting. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum. "Broker non-votes" are shares held by brokers or nominees which are present in person or represented by proxy but which are not voted on a particular matter because instructions have not been received from the beneficial owner. Under applicable

Delaware law, the effect of broker non-votes on a particular matter depends on whether the matter is one as to which the broker or nominee has discretionary voting authority under the applicable rule of the New York Stock Exchange. The effect of broker non-votes on the specific items to be brought before the Annual Meeting of Stockholders is discussed under each item. VIMRX Pharmaceuticals Inc., the holder of greater than a majority of the Company's outstanding voting securities, has advised the Company that VIMRX Pharmaceuticals Inc. intends to vote in favor of each of the proposals set forth herein.

               BENEFICIAL OWNERSHIP OF THE COMPANY'S SECURITIES

      The following table sets forth certain information concerning stock ownership of (i) each person known by the Company to own beneficially 5% or more of the outstanding shares of the Company's Common Stock as of April 1, 1997,
(ii) each director of the Company, (iii) each executive officer of the Company named in the Summary Compensation Table below and (iv) all executive officers and directors of the Company as a group.

                                                           Number     Percentage
                    Name and Address                      Owned (1)    Of Class
                    ----------------                      ---------    --------

The Aries Domestic Fund, L.P. (2) .....................   2,500,000     12.5%
  c/o Paramount Capital Asset Management, Inc.
  787 Seventh Avenue
  New York, NY 10019

The Aries Fund, A Cayman Island Trust (3) .............   2,500,000     12.5%
  c/o MeesPierson (Cayman) Limited
  P.O. Box 2003
  British American Centre
  Phase 3
  Dr. Roy's Drive
  George Town, Grand Cayman

VIMRx Pharmaceuticals Inc. (4) ........................  22,666,666     73.7%
  2750 Centerville Road, Suite 210
  Little Falls II
  Wilmington, DE 19808

Richard L. Dunning (5) ................................         500        *
  VIMRx Pharmaceuticals Inc.
  2751 Centerville Road, Suite 210
  Little Falls II
  Wilmington, DE 19808

Laurence D. Fink (6) ..................................           0     --
  BlackRock Financial Management, Inc.
  345 Park Avenue
  New York, NY 10154

Allan R. Goldberg (7) .................................      26,225        *
  Innovir Laboratories
  510 East 73rd Street
  New York, New York 10021

David A. Jackson ......................................           0     --
  VIMRx Pharmaceuticals Inc.
  2751 Centerville Road, Suite 210
  Little Falls, II
  Wilmington, DE 19808

Stanley Knowlton (8) ..................................      10,000        *
  Knowlton Brothers, Inc.
  530 Fifth Avenue
  New York, NY 10036

William T. McCaffrey (9) ..............................      57,603        *
  Innovir Laboratories, Inc.
  510 East 73rd Street
  New York, New York 10021

Francis M. O'Connell ..................................           0     --
  VIMRx Pharmaceuticals Inc.
  2750 Centerville Road, Suite 210
  Little Falls II
  Wilmington, DE 19808

Shaji T. George (10) ..................................      71,460        *
  Innovir Laboratories, Inc.
  510 East 73rd Street
  New York, New York 10021

All officers and directors as a group (8 persons) (11)      165,788        *

 *    Less than 1%.

(1) Unless otherwise indicated below, all shares are owned beneficially and of record.

(2) Includes warrants to purchase 600,000 shares of Common Stock. Also includes 350,000 shares of Common Stock and warrants to purchase 1,400,000 shares of Common Stock owned by The Aries Fund, A Cayman Island Trust, an affiliate of the securityholder ("The Aries Trust" and, together with the securityholder, "The Aries Funds"). Paramount Capital Asset Management, Inc. ("Paramount Capital") is the general partner of the securityholder and the investment manager of The Aries Trust; Lindsay A. Rosenwald, M.D. is the sole shareholder of Paramount Capital and a member of the Board of Directors of VIMRx Pharmaceuticals Inc. ("VIMRx"). In December 1996, The Aries Funds granted to VIMRx an irrevocable three-year proxy to vote their shares of Common Stock. See "Certain Relationships and Related Transactions."

(3) Includes warrants to purchase 1,400,000 shares of Common Stock. Also includes 150,000 shares of Common Stock and warrants to purchase 600,000 shares of Common Stock owned by The Aries Domestic Fund, L.P., an affiliate of the securityholder ("The Domestic Fund"). Paramount Capital is the investment manager of the securityholder and the general partner of The Domestic Fund; Lindsay A. Rosenwald, M.D. is the sole shareholder of Paramount Capital and a member of the Board of Directors of VIMRx. In December 1996, The Aries Funds granted to VIMRx an irrevocable three-year proxy to vote their securities. See "Certain Relationships and Related Transactions."

(4) Includes (i) shares of Class D Convertible Preferred Stock (which votes together with the Common Stock) convertible into an aggregate of 8,666,666 shares of Common Stock and (ii) warrants to purchase 2,000,000 shares of Common Stock. Also includes an aggregate of 500,000 shares of Common Stock and warrants to purchase an aggregate of 2,000,000 shares of Common Stock owned by The Aries Funds; in December 1996, The Aries Funds granted to VIMRx an irrevocable three-year proxy to vote their securities. See "Certain Relationships and Related Transactions."

(5) Consists of 500 shares of Common Stock which are owned by Mr. Dunning's wife; Mr. Dunning disclaims beneficial ownership of these shares. Mr. Dunning is President and Chief Executive Officer of VIMRx.

(6) Does not include options to purchase 30,000 shares of Common Stock which are not exercisable within 60 days of April 1,1997.

(7) Does not include options to purchase 500,000 shares of Common Stock which are not exercisable within 60 days of April 1,1997 or options to purchase 300,000 shares of Common Stock, the vesting of which are subject to achievement of certain milestones.

(8) Does not include options to purchase 30,000 shares of Common Stock which are not exercisable within 60 days of April 1, 1997.

(9) Includes Class B Warrants to purchase 16,810 shares of Common Stock and options to purchase 15,000 shares of Common Stock which are exercisable within 60 days of April 1,1997. Does not include options to purchase 25,000 shares of Common Stock which are not exercisable within 60 days of April 1, 1997.

(10) Includes Class B Warrants to purchase 20,129 shares of Common Stock and options to purchase 37,500 shares of Common Stock which are exercisable within 60 days of April 1,1997. Does not include options to purchase 112,500 shares of Common Stock which are not exercisable within 60 days of April 1, 1997.

(11)  Includes the shares described in footnotes (5) through (10) above.

CHANGE IN CONTROL OF THE COMPANY

      On December 23, 1996, VIMRx acquired beneficial ownership of approximately 68% of the issued and outstanding voting securities of the Company, pursuant to
(i) an agreement, dated November 21, 1996, as amended (the "Aries Agreement"), among VIMRx and The Aries Funds and (ii) an agreement, dated November 21, 1996 (the "VIMRx Agreement" and, together with the Aries Agreement, the "Agreements"), between the Company and VIMRx. In addition, upon exercise of certain warrants issued by the Company to VIMRx and as a result of a three-year irrevocable voting proxy granted to VIMRx by The Aries Funds with respect to the securities of the Company owned by The Aries Funds, VIMRx may be deemed to have voting control of up to an aggregate of approximately 74% of the Company's voting securities.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's executive officers and directors and persons who beneficially own more than ten percent of the Company's Common Stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (the "SEC") and the National Association of Securities Dealers, Inc. Executive officers, directors and greater than ten percent beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

      Based upon on a review of the copies of such forms furnished to the Company and written representations from the Company's executive officers and directors, the Company believes that, during fiscal 1996, all reports required by Section 16(a) of the Exchange Act applicable to the Company's executive officers, directors and greater than ten percent beneficial owners were filed on a timely basis.

                    PROPOSAL NO. 1 - ELECTION OF DIRECTORS

      Seven directors, all of whom are members of the present Board of Directors, are nominees for election to hold office until the next meeting of stockholders and until their respective successors are elected and qualified. Unless authority to vote for the election of directors shall have been withheld, it is intended that proxies in the accompanying form will be voted at the meeting for the election of the seven nominees named below. All nominees have consented to be named and have indicated their intent to serve if elected. If any nominee, for any reason presently unknown to the Company, should refuse for good cause or be unable to serve, the shares represented by proxy will be voted for such person as may be designated by the Board of Directors to replace any such nominee. The Board of Directors has no reason to believe that any of the nominees will be unable to serve or that any vacancy on the Board of Directors will occur.

      The following information is submitted concerning the nominees named for election as directors based upon information received by the Company from such persons:

Name                         Age    Office                        Director Since
----                         ---    ------                        --------------

Allan R. Goldberg            55     Chairman of the Board,           1989
                                    Chief Executive Officer
                                    and Director

William T. McCaffrey         60     Director                         1994
Richard L. Dunning           51     Director                         1996
Laurence D. Fink             44     Director                         1996
David A. Jackson             54     Director                         1996
Francis M. O'Connell         51     Director                         1996
Stanley Knowlton             71     Director                         1997

      Dr. Goldberg, a co-founder of the Company, has been Chairman of the Board, Chief Executive Officer and a member of the Science Advisory Board since 1989. Dr. Goldberg also is an adjunct professor at The Rockefeller University, where he was a full-time member of their faculty from 1971 to 1989. He has been a full-time employee of the Company since its inception in 1989. Dr. Goldberg's areas of expertise include virology, genetics, biochemistry and molecular biology, and cell biology. He was a postdoctoral fellow of the American Cancer Society in nucleic acid biochemistry at the Albert Einstein College of Medicine.

      Mr. McCaffrey was elected to the Board of Directors in June 1994. Since July 1987, Mr. McCaffrey has been the Senior Executive Vice President and Chief Operating Officer of The Equitable Companies Incorporated and its subsidiary, The Equitable Life Assurance Society of the United States. He began his career with that company in 1954 and is a director of certain affiliates thereof.

      Mr. Dunning was elected to the Board of Directors in December 1996. Since April 1996, Mr. Dunning has been President, Chief Executive Officer and a director of VIMRx, a publicly-owned biopharmaceutical company. Prior to joining VIMRx, Mr. Dunning served as Executive Vice President and Chief Financial Officer of the DuPont Merck Pharmaceutical Company since 1991.

      Mr. Fink was elected to the Board of Directors in December 1996. Since 1988, Mr. Fink has been Chairman and Chief Executive Officer and a director of BlackRock Financial Management, Inc., an investment adviser ("BlackRock"). Mr. Fink is also a director of numerous registered investment companies and the closed end funds for which BlackRock serves as investment adviser. Prior to founding BlackRock, Mr. Fink was a Managing Director of The First Boston Company.

      Dr. Jackson was elected to the Board of Directors in December 1996. Since September 1996, he has been Executive Vice President and Chief Scientific Officer of VIMRx. Prior to joining VIMRx, Dr. Jackson was Senior Director, Cancer, Virology and Molecular Biology Research of DuPont Merck Pharmaceutical Company since 1991.

      Mr. O'Connell was elected to the Board of Directors in December 1996. Since February 1997, he has been Chief Financial Officer of the Company. Prior to that, Mr. O'Connell served as Chief Financial Officer of VIMRx since February 1995. In addition, between June 1994 and February 1995, he served as Director of Litigation Support of J.H. Cohn & Company, and, between March 1992 and June 1994, he served as a Vice President with Hickock Associates Inc. Prior to March 1992, Mr. O'Connell was a partner with KPMG Peat Marwick.

      Mr. Knowlton was elected to the Board of Directors in January 1997. Since June 1989, he has been President of Knowlton Brothers, Inc. In addition, since May 1992, Mr. Knowlton has been an Associate at Melhado Flynn & Associates, Inc.

VOTE REQUIRED

      A plurality of the votes of the shares of Common Stock present or represented at the 1997 Annual Meeting of Stockholders is required for the election of directors. Abstentions, broker non-votes and instructions on the accompanying proxy card to withhold authority to vote for one or more nominees will result in the respective nominees receiving fewer votes. The number of votes, however, otherwise received by the nominee will not be reduced by such action.

THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 1 TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" THE ELECTION OF MESSRS. GOLDBERG, MCCAFFREY, DUNNING, FINK, JACKSON, O'CONNELL AND KNOWLTON.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

      The Company currently has (i) a Compensation Committee, consisting of Messrs. McCaffrey and Knowlton, (ii) an Audit Committee, consisting of Messrs. McCaffrey, Fink and Knowlton, and (iii) an Executive Committee, consisting of Dr. Goldberg and Messrs. Dunning and Jackson. Of the incumbent directors, only Dr. Goldberg and Mr. McCaffrey were directors of the Company during the year ended September 30, 1996. During that year, the Compensation Committee held two meetings and acted one time by a written consent, and the Audit Committee held one meeting. The Executive Committee was formed in April 1997. The Company has no other committees performing similar functions.

      The Board of Directors held 13 meetings during the year ended September 30, 1996. During that year, each incumbent director attended at least 75% of the aggregate of the total number meetings of the Board of Directors (held during the period for which he was a director) and the total number of meetings of the committee(s) on which he served (during the periods that he served).

      No family relationship exists between any director or executive officer and any other director or executive officer.

                 COMPENSATION COMMITTEE REPORT TO STOCKHOLDERS

      The report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (the "Securities Act"), or under the Exchange Act (together, with the Securities Act, the "Acts"), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

      The Compensation Committee of the Board of Directors was formed in October 1993. During the year ended September 30, 1996, the Compensation Committee consisted of Mr. McCaffrey and certain other directors who have since resigned from the Board of Directors. The Compensation Committee currently consists of Messrs. McCaffrey and Knowlton. The Compensation Committee regularly reviews and, with any changes it believes appropriate, approves the Company's compensation program.

COMPENSATION PHILOSOPHY

      The Company believes that executive compensation should be closely related to increased stockholder value. Accordingly, the Company's executive compensation program is designed to provide competitive compensation, support the Company's strategic business goals and reflect Company performance.

      The compensation programs reflect the following principles:

      o     Compensation should encourage increased stockholder value.

      o Compensation programs should support the short- and long-term strategic business goals and objectives of the Company.

      o Compensation programs should reflect and promote the Company's values, and reward individuals for outstanding contributions toward business goals.

      o Compensation programs should enable the Company to attract and retain highly qualified professionals.

PAY MIX AND MEASUREMENT

      The Company's executive compensation is comprised of two components, base salary and incentives, each of which is intended to serve the overall compensation philosophy.

BASE SALARY

      The Company's salary levels are intended to be consistent with competitive pay practices and level of responsibility, with salary increases reflecting competitive trends, the overall financial performance and resources of the Company, general economic conditions as well as a number of factors relating to the particular individual, including the performance of the individual executive, and level of experience, ability and knowledge of the job.

INCENTIVES

      Stock options are granted from time to time to reward key employees' contributions. The grant of options is based primarily on a key employee's potential contribution to the Company's growth and profitability. Options are granted at the prevailing market value of the Company's Common Stock and will only have value if the Company's stock price increases. Generally, grants of options vest over a period of time, and executives must be employed by the Company for such options to vest.

CHIEF EXECUTIVE OFFICER 1996 COMPENSATION

      The base salary for Dr. Goldberg, the Company's Chairman of the Board and Chief Executive Officer, was $200,000 during the Company's fiscal year ended September 30, 1996, an approximately 6% increase over the previous fiscal year. In March 1996, Dr. Goldberg's employment agreement was amended to extend its term to March 31, 1998 and to permit Dr. Goldberg to receive a performance bonus, at the discretion of the Board of Directors, upon achievement of specific objectives established by the Board of Directors. (Dr. Goldberg's employment agreement has been subsequently amended and restated. See "Executive Compensation - Employment Agreement.")

      In November 1995, Dr. Goldberg was awarded Time Accelerated Restricted Stock Options ("TARSOPs") to purchase 51,429 shares of Common Stock at $3.50 per share. This grant was made in lieu of the potential annual cash bonus under Dr. Goldberg's employment agreement, as amended. These TARSOPs become fully exercisable on November 16, 2000, subject to acceleration based on performance as decided by the Compensation Committee. This grant was based on the achievement of objectives deemed by the Compensation Committee to represent increased stockholder value and strategic business goals. These objectives included completing a private placement of equity securities and furtherance of preclinical development. (In December 1996, these and other options were canceled, and new options were granted. See "1993 Stock Option Plan.") The aggregate compensation paid to Dr. Goldberg was deemed appropriate by the Compensation Committee considering the overall performance of the Company and Dr. Goldberg.

TAX EFFECTS

      Changes made in 1993 to the Internal Revenue Code of 1986, as amended (the "Code"), impose certain limitations on the deductibility of executive compensation paid by public companies. In general, the Company may not deduct annual compensation paid to certain executive officers in excess of $1,000,000 except to the extent that such compensation qualifies as "performance-based compensation." Non-deductibility would result in additional tax cost to the Company. It is possible that at least some of the cash and equity-based compensation paid or payable to the Company's executive officers will not qualify for the "performance-based compensation" exclusion under the deduction limitation provisions of the Code. Nevertheless, the Committee anticipates that in making compensation decisions it will give consideration to the net cost to the Company (including, for this purpose, the potential limitation on deductibility of executive compensation).

      The Compensation Committee believes that linking executive compensation to corporate performance results in a better alignment of compensation with corporate business goals and stockholder value. In view of the Company's performance and achievement of goals and competitive conditions, the Compensation Committee believes that compensation levels during 1996 adequately reflect the Company's compensation goals and policies.

                                                 COMPENSATION COMMITTEE
                                                  William T. McCaffrey

                            EXECUTIVE COMPENSATION

      The following table sets forth information concerning all cash and non-cash compensation paid or to be paid by the Company as well as certain other compensation awarded, earned by and paid, during the fiscal years indicated, to the Chief Executive Officer and each of the other most highly compensated executive officers of the Company who earned in excess of $100,000 for such period in all capacities in which they served.

                          SUMMARY COMPENSATION TABLE

                                                          Long Term Compensation
                                                          ----------------------
                    Annual Compensation                           Awards
--------------------------------------------------------------------------------
                                                 Other
                                                 Annual   Restricted
      Name and                                  Compen-      Stock     Options/
     Principal                 Salary   Bonus    sation    Award(s)      SARs
      Position        Year      ($)      ($)      ($)         ($)       (#)(2)
     ----------       ----     -----    -----    -----       -----     -------
Allan R. Goldberg     1996   $200,000     --       --          --       51,429
Chairman and Chief    1995    188,750     --       --          --       37,000
Executive Officer     1994    151,055     --       --          --       61,625

Gary Pokrassa         1996   $139,750     --       --          --       29,946
Vice President -      1995    132,438     --       --          --        8,700
Finance(1)            1994    142,139     --       --          --       67,825

Shaji T. George       1996   $110,000     --       --          --       23,571
Vice President -      1995    102,500     --       --          --         --
Discovery Research    1994     87,993     --       --          --       59,250

(1) Mr. Pokrassa was paid as a consultant from March 1993 through June 30, 1994. In February 1997, Mr. Pokrassa resigned as Vice President-Finance.

(2) The Company canceled and reissued these and other stock options in December 1996. See "1993 Stock Option Plan."

      The Company has no stock appreciation rights plan or long-term incentive plan.

OPTION GRANTS IN LAST FISCAL YEAR

      The following table provides information related to options granted to the named executive officers during fiscal year ended September 1996.

                                                                     Potential Realizable Value
                                                                     At Assumed Annual Rates
                                                                     of Stock Price Appreciation
                      Individual Grants                                For Option Term(1)
-----------------------------------------------------------------    ---------------------------
                               % of Total
                                 Options
                               Granted to   Exercise
                    Options     Employees   or Base
                    Granted     in Fiscal    Price     Expiration
Name                (#)(2)        Year     ($/share)      Date            5% ($)   10% ($)
----                -------      ------    ---------     ------           ------   -------
Allan R. Goldberg   51,429(3)     15.5%      $3.50     11/16/2000         $49,731  $109,893

Gary Pokrassa       29,946(3)     9.0%       $3.50     11/16/2000         $28,957  $ 63,988

Shaji T. George     23,571(3)     7.1%       $3.50     11/16/2000         $22,793  $ 50,366

----------
(1) The potential realizable value portion of the foregoing table illustrates value that might be received upon exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation on the Company's Common Stock over the term of the options. These numbers do not take into account provisions of certain options providing for termination of the option following termination of employment.

(2)   Options to acquire shares of Common Stock.

(3) Consists of shares exercisable at $3.50 per share expiring November 16, 2000, none of which was vested at September 30, 1996. Vesting is subject to acceleration based on performance, otherwise vesting occurs on November 16, 2000. The Company canceled and reissued these and other stock options in December 1996. See "1993 Stock Option Plan."

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION
VALUES

                                             Number of Unexercised   Value of Unexercised In-
                                             Options at Fiscal Year    the-Money Options at
                                                     End (#)            Fiscal Year End ($)
                                             ----------------------  -----------------------
                    Shares
                   Acquired       Value                   Unexer-                  Unexer-
Name              on Exercise  Realized ($)  Exercisable  cisable    Exercisable   cisable
----              -----------  ------------  -----------  -------    -----------   -------
Dr. Allan R.          -0-          -0-         212,714    285,362        -0-         -0-
Goldberg

Gary Pokrassa         -0-          -0-          44,000     62,471        -0-         -0-

Shaji T. George       -0-          -0-          68,766     64,621        -0-         -0-

DIRECTORS' COMPENSATION

      While there is no formal policy pursuant to which the Company's directors receive fees for their services, from time to time they may receive compensation in the form of cash or securities, and they are reimbursed for expenses incurred by them in connection with the Company's business. Non-employee directors each receive a stipend of $500 per each directors' meeting attended in person and $250 for each telephonic meeting. See "Non-Employee Director Stock Option Plan."

EMPLOYMENT AGREEMENT

      The Company and Dr. Goldberg entered into an employment agreement in April 1992 for his services as Chairman of the Board and Chief Science Officer. (In February 1993, Dr. Goldberg was also named President of the Company, and, in June 1994, he was named Chief Executive Officer). Pursuant to the agreement, which was amended effective March 31, 1996, amended and restated in December 1996 and expires November 30, 1999, Dr. Goldberg currently serves as Chairman of the Board and Chief Executive Officer and receives an annual base salary of $200,000, adjusted annually as determined by the Board. In addition, pursuant to the agreement and in connection with the Repricing (as defined below), Dr. Goldberg received an option to purchase 500,000 shares of Common Stock in substitution for his existing stock options and received an option to purchase 300,000 shares of Common Stock, the vesting of which is based upon achievement of specific milestones. Dr. Goldberg is also eligible to receive a performance bonus, at the discretion of the Board, upon achievement of specific objectives established by the Board. Dr. Goldberg's agreement contains confidentiality and non-compete provisions, and an agreement that Dr. Goldberg's inventions, copyrights and patents become property of the Company. Dr. Goldberg has loaned the Company some scientific equipment, as listed in his agreement.

COMPENSATION PURSUANT TO PLANS:
1993 Stock Option Plan

      In May 1993, the Company adopted its current stock option plan (the "1993 Plan"). Under the 1993 Plan, as amended by the Board in November 1996, subject to stockholder approval of Proposal No. 4, 3,000,000 shares of Common Stock (subject to adjustment to cover stock splits, stock dividends, recapitalizations and other capital adjustments) are reserved for issuance upon exercise of options granted to officers, employees and directors of and advisers and consultants to the Company. The 1993 Plan provides that options granted thereunder will be designated as either incentive stock options or non-incentive stock options. Options designated as incentive stock options are intended to qualify as incentive stock options as defined in the Internal Revenue Code of 1986, as amended (the "Code"). The 1993 Plan will terminate in 2003, unless sooner terminated by the Board of Directors.

      Subject to the limitations set forth in the 1993 Plan, the Board of Directors or a committee of the Board has the authority to select the persons to whom grants are to be made, to designate the number of shares to be covered by each option, to determine whether an option is to be an incentive stock option or a non-incentive stock option, to establish vesting schedules and, subject to certain restrictions, to specify other terms of the options. The maximum term of options granted under the 1993 Plan is ten years. Options granted under the 1993 Plan generally are non-transferable and expire three months after the termination of an optionee's employment or service with the Company. In general, if an optionee dies, is permanently disabled or retires while employed or retained by the Company, such person's option may be exercised up to three months after his or her death, or termination of employment due to disability or retirement.

      The exercise price of options granted under the 1993 Plan is determined by the Board of Directors (or its committee) at the time of grant. The exercise price of incentive stock options must equal at least the fair market value of the Common Stock on the date of grant. The exercise price of incentive stock options granted to any person who at the time of grant owns stock possessing more than 10% of the total combined voting power of all classes of stock must be at least 110% of the fair market value of such stock on the date of grant and the term of these options cannot exceed five years. The exercise price of non-incentive stock options may be less than 100% of the fair market value of the Common Stock on the date of grant. On November 21, 1996, the Board of Directors authorized the Company to offer to each current employee, director or consultant holding stock options (the "Old Options") the opportunity to have the Old Options canceled and to grant new options ("New Options") for an equal number of shares at an exercise price of $1.30 per share (the "Repricing"); the closing price for the common stock on November 21, 1996 as reported by the Nasdaq SmallCap Market ("Nasdaq") was $.8125. Under the terms of the Repricing, vesting schedules were reset and no portion of any New Option may be exercised and sold until November 21, 1997. All New Options are non-incentive stock options. Under the Repricing, 1,443,925 Old Options were canceled and 1,473,889 New Options, including 756,471 for officers, were issued. At April 1, 1997, options for 1,909,789 shares were outstanding under the 1993 Plan at prices ranging from $1.30 to $9.75, including 800,000 options to Dr. Goldberg and 150,000 options to Dr. George, and, assuming stockholder approval of Proposal No. 4, 986,572 shares were available for future grant. See "Option Grants in Last Fiscal Year."

Non-Employee Director Stock Option Plan

      During 1994, the Company adopted a Non-Employee Director Stock Option Plan (the "Director Plan"). Under the Director Plan, as amended by the Board in July 1996 and April 1997, subject to stockholder approval of Proposal No. 3, 270,000 shares of the Company's common stock have been reserved for stock option awards. Each new non-employee director is automatically granted an option to purchase 30,000 shares of Common Stock, on the date on or after June 1, 1994 on which he or she is initially appointed or elected as a director. The exercise price is equal to the fair market value on the date of grant. Such options vest ratably, at six month intervals, over a three year period. In July 1996, subject to stockholder approval of Proposal No. 3, the Company's Board of Directors amended the Director Plan to allow for additional grants of an option to purchase 10,000 shares at each director's second anniversary, and at each anniversary thereafter, with vesting to be 50% at the eighteenth month following grant, and 100% at the twenty fourth month following grant. In April 1997, subject to stockholder approval of Proposal No. 3, the Company's Board of Directors amended the Director Plan to modify the class of persons eligible to receive options thereunder to exclude employees of affiliates of the Company and to extend the option period of options granted thereunder from five (5) years to ten (10) years. During the year ended September 30, 1996, the Company granted options to purchase an aggregate of 160,000 shares, exercisable at prices ranging from $0.97 to $3.88. Options to purchase 75,000 shares were terminated during the year ended September 30, 1996, exercisable at prices ranging from $1.69 to $7.75. In addition, as approved by the Board of Directors on November 21, 1996, in connection with the Repricing, 70,000 options, previously granted to two directors pursuant to the Director Plan, were canceled and reissued under the 1993 Stock Option Plan at an exercise price of $1.30 per share; such options vest over a three year period. At April 1, 1997, options for 75,000 shares were outstanding under this plan and, assuming stockholder approval of Proposal No. 3, 195,000 shares were available for future grant. 15,000 options are vested under this plan at April 1, 1997.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      The Company currently has a Compensation Committee consisting of William
T. McCaffrey and Stanley Knowlton. During the year ended September 30, 1996, the following directors also served on the Compensation Committee: Charles L. Dimmler, III served until he resigned as a member of the Board of Directors in December 1995; Bernard Canavan, M.D. served until he resigned in March 1996; Susan Clymer served from December 1995 until she resigned in June 1996; and Maurice Hilleman, Ph.D. served from July 1996 until he resigned in December 1996.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      On August 30, 1996, the Company completed a private placement whereby The Aries Funds invested a total of $2,000,000 in exchange for 4,000,000 shares of newly issued Common Stock and Class C Warrants to purchase an aggregate of 4,000,000 shares of the Common Stock exercisable at $.50 per share. In addition, the Company issued to The Aries Funds unit purchase options to purchase 2,000,000 shares of Common Stock and Class C Warrants to purchase an aggregate of 2,000,000 shares of Common Stock, for a total option purchase price of $1,000,000. Upon consummation of this private placement, The Aries Funds became the beneficial owner of more than 5% of the Company's voting securities. In connection with this private placement, The Aries Funds designated two directors to the Company's Board of Directors, who have subsequently resigned.

      On December 23, 1996, the Company completed its acquisition from VIMRx of all of the issued and outstanding shares of the capital stock of VIMRx Holdings, Ltd. ("Holdings"). In consideration for the shares of Holdings, the Company issued to VIMRx shares of Class D Convertible Preferred Stock, convertible into an aggregate of 8,666,666 shares of Common Stock, and warrants to purchase 2,000,000 shares of Common Stock at exercise prices of $1.00 per share with respect to 1,000,000 shares and $2.00 per share with respect to 1,000,000 shares. Simultaneously with the Company's acquisition of Holdings, (i) The Aries Funds exercised for an aggregate purchase price of $3,000,000 Class C Warrants and unit purchase options to purchase an aggregate of 6,000,000 shares of Common Stock and Class C Warrants to purchase 2,000,000 shares of Common Stock and (ii) VIMRx, in exchange for $3,000,000 and 3,000,000 shares of VIMRx's common stock, acquired from The Aries Funds 9,500,000 shares of Innovir's Common Stock. In connection with the transaction between VIMRx and The Aries Funds, VIMRx received from The Aries Funds a three-year proxy granting VIMRx all voting rights with respect to the 500,000 shares of Common Stock and Class C Warrants to purchase 2,000,000 shares of Common Stock retained by The Aries Funds, which proxy does not restrict The Aries Funds from selling such securities; upon such a sale, the proxy will lapse with respect to any securities so sold. At the end of the three-year period, the proxy shall lapse, and The Aries Funds shall retain all voting rights with respect to the Company's securities held by them. Prior to the consummation of these transactions, each of The Aries Funds' two designees to the Company's Board of Directors resigned from the Company's Board of Directors. Prior, and subsequent, to the consummation of these transactions, The Aries Funds were, and are, beneficial owners of more than 5% of the Company's voting securities. In connection with these transactions, VIMRx designated four directors to the Company's Board of Directors: Messrs. Dunning, Fink, Jackson and O'Connell. Upon consummation of these transactions, VIMRx is the beneficial owner of a majority interest of the Company's voting securities. See "Beneficial Ownership of the Company's Securities - Changes in Control of the Company."

                      STOCK PRICE PERFORMANCE COMPARISON

      The Stock Price Performance Graph below shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or under the Exchange Act, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

      The graph below compares cumulative total return of the Company's Common Stock with the cumulative total return of (i) the Index for the NASDAQ Stock Market (U.S. Companies) and (ii) an industry peer group index consisting of the NASDAQ Pharmaceutical Index (the "Peer Index"). The graph assumes $100 was invested on the day the Company's Common Stock was first traded on Nasdaq in each of the Company's Common Stock, the stocks comprising the Index for the NASDAQ Stock Market (U.S. Companies) and the stocks comprising the Peer Index, and the reinvestment of dividends.



 [The following table was represented as a line graph in the printed material.]

                  INVR            NASDAQ          NASDAQ         -------- EQUIVALENT INVESTMENT --------
                                  INDEX           PHARMA                                        NASDAQ
                                                  INDEX           INVR           NASDAQ         PHARMA
 Aug-93                          238.1840        250.1260
     09/14/93     $4.13          241.7305        257.5925        100.0000       100.0000        100.0000
 Sep-93           $4.50          245.2770        265.0590        109.0909       101.4671        102.8986
 Oct-93           $5.38          250.7900        288.4990        130.3030       103.7478        111.9982
 Nov-93           $5.88          243.3110        282.1690        142.4242       100.6538        109.5408
 Dec-93           $6.25          250.0930        287.2620        151.5152       103.4594        111.5180
 Jan-94           $5.88          257.6850        295.9980        142.4242       106.6001        114.9094
 Feb-94           $6.50          255.2760        269.3510        157.5758       105.6036        104.5648
 Mar-94           $7.00          239.5740        234.2970        169.6970        99.1079         90.9565
 Apr-94           $7.38          236.4660        224.8720        178.7879        97.8222         87.2976
 May-94           $7.75          237.0430        221.8360        187.8788        98.0609         86.1190
 Jun-94           $8.00          228.3750        204.5090        193.9394        94.4750         79.3925
 Jul-94           $8.25          233.0580        210.6960        200.0000        96.4123         81.7943
 Aug-94           $8.50          247.9160        233.5590        206.0606       102.5588         90.6700
 Sep-94           $8.53          247.2830        230.3360        206.8121       102.2970         89.4188
 Oct-94           $8.75          252.1420        222.4650        212.1212       104.3071         86.3632
 Nov-94           $9.00          243.7790        223.4460        218.1818       100.8474         86.7440
 Dec-94           $8.63          244.4640        216.2050        209.0909       101.1308         83.9330
 Jan-95           $9.13          245.8340        228.1740        221.2121       101.6976         88.5794
 Feb-95           $7.50          258.8350        236.7940        181.8182       107.0759         91.9258
 Mar-95           $8.88          266.5040        233.4080        215.1515       110.2484         90.6113
 Apr-95           $9.75          274.8940        239.9650        236.3636       113.7192         93.1568
 May-95          $11.25          281.9830        242.9900        272.7273       116.6518         94.3312
 Jun-95          $11.88          304.8340        271.4600        287.8788       126.1049        105.3835
 Jul-95          $11.25          327.2410        294.8320        272.7273       135.3743        114.4567
 Aug-95           $7.88          333.8730        329.7030        190.9091       138.1179        127.9940
 Sep-95           $8.25          341.5500        339.1900        200.0000       141.2937        131.6770
 Oct-95           $2.75          339.5940        326.5100         66.6667       140.4845        126.7545
 Nov-95           $4.00          347.5680        342.8930         96.9697       143.7833        133.1145
 Dec-95           $4.19          345.7240        395.5490        101.5152       143.0204        153.5561
 Jan-96           $2.56          347.4300        429.9080         62.1212       143.7262        166.8946
 Feb-96           $4.25          360.6700        421.8050        103.0303       149.2033        163.7489
 Mar-96           $4.38          361.8700        411.6170        106.0606       149.6998        159.7939
 Apr-96           $4.06          391.8780        432.8840         98.4848       162.1136        168.0499
 May-96           $3.75          409.8580        447.5220         90.9091       169.5516        173.7325
 Jun-96           $2.00          391.3760        399.9620         48.4848       161.9059        155.2693
 Jul-96           $1.38          356.4620        356.4770         33.3333       147.4626        138.3880
 Aug-96           $1.22          376.4920        382.2980         29.5455       155.7487        148.4119
 Sep-96           $1.44          405.3040        409.0970         34.8485       167.6677        158.8156

             PROPOSAL NO. 2 - APPROVAL OF AMENDMENT TO COMPANY'S
                        CERTIFICATE OF INCORPORATION.

      On April 3, 1997, the Board of Directors unanimously adopted, subject to stockholder approval, an amendment to Article Fourth of the Company's Certificate of Incorporation, as amended (the "Certificate of Incorporation"), which would increase the number of shares of Common Stock which the Company is authorized to issue from 35,000,000 to 70,000,000. The full text of the proposed amendment to the Certificate of Incorporation is set forth in Exhibit A to this Proxy Statement, and the following discussion is qualified by reference thereto.

      The authorized stock of the Company consists of 35,000,000 shares of Common Stock and 15,000,000 shares of Preferred Stock. As of April 1, 1997, 18,069,786 shares of Common Stock were issued and outstanding, 195,000 shares were reserved for issuance under the Company's Non-Employee Director Stock Option Plan (assuming Proposal No. 3 is approved), and 986,572 shares were reserved for issuance under the Company's 1993 Stock Option Plan (assuming Proposal No. 4 is approved). In addition, as of April 1, 1997, the Company reserved an aggregate of 19,817,743 shares of Common Stock for issuance upon the exercises of various warrants and options and the conversion of outstanding B Preferred Stock, including: (i) [679,636] shares of Common Stock for issuance upon exercise of the outstanding warrants issued to certain consultants and their designees, (ii) a minimum of 60,000 shares of Common Stock issuable upon the exercise of a warrant held by the New York State Science and Technology Foundation pursuant to a note, (iii) 10,833 shares and 2,526 shares of Common Stock issuable upon the exercise of warrants issued in connection with equipment financings, (iv) 567,122 shares of Common Stock for issuance upon exercise of the Class B Warrants issued in January 1995 resulting from the Bridge Warrant Exchange offer, (v) 680,608 shares of Common Stock for issuance upon exercise of the Class B Warrants issued in April and May 1995 as part of a private placement, (vi) 453,846 shares for issuance upon conversion of the B Preferred Stock, based on conversion at such date using the minimum price of $5.00 per share of Common Stock, (vii) 179,975 shares of Common Stock issuable upon the exercise of certain Units contained in the Unit Purchase Option issued to A.R. Baron, the underwriter of the Company's initial public offering, and 359,950 shares of Common Stock issuable upon exercise of the Underwriter War rants contained in such Units, (viii) 57,081 shares of Common Stock issuable upon the exercise of certain Bridge Warrants, (ix) 3,599,500 shares issuable upon the exercise of Class A and Class B Warrants, (x) 500,000 shares issuable upon the exercise of warrants held by Yale University and (xi) an aggregate of 12,666,666 shares for issuance upon the exercise of D Preferred Stock and warrants held by VIMRx and Class C Warrants held by The Aries Funds. As of April 1, 1997, the Company did not have sufficient shares authorized for issuance upon exercise or conversion of all of the Company's outstanding securities.

      Furthermore, in connection with the transactions consummated in December 1996 involving the Company, VIMRx and The Aries Funds, the Company agreed with VIMRx to convene a meeting of its stockholders to, inter alia, approve an amendment to the Company's certificate of incorporation to increase the authorized number of shares of Common Stock to 70,000,000 shares. VIMRx is the holder of all of the issued and outstanding D Preferred Stock which is convertible into an aggregate of 8,666,666 shares of Common Stock. See "Beneficial Ownership of the Company's Securities - Changes in Control of the Company" and "Certain Relationships and Related Transactions." To the extent the Company has sufficient shares of Common Stock authorized, on June 30, 1997, each outstanding share of D Preferred Stock will be automatically converted into a share of Common Stock. In the event that, on June 30, 1997, the Company does not have a sufficient number of shares authorized for issuance upon conversion of the D Preferred Stock, each share of the D Preferred Stock will be convertible into one and one-half shares of Common Stock. In order to ensure that the Company will have a sufficient number of shares authorized, the stockholders of the Company are being asked to approve an increase in the number of shares of Common Stock authorized for issuance.

      In addition, the proposed increase in the number of shares authorized will provide the Company with greater flexibility to issue Common Stock for appropriate corporate purposes. Such additional authorized stock could be issued in connection with, inter alia, funding of the Company's capital needs and corporate growth, potential research and development arrangements and other strategic alliances, potential acquisitions of desirable businesses and stock split and stock dividends. If Proposal No. 2 is not adopted, the Company's ability to finance its future capital needs may be severely limited.

      Approval of the proposed amendment to the Certificate of Incorporation will allow the Board of Directors to act promptly to issue additional shares, if appropriate opportunities should arise, without the delay and expense of calling a special stockholders' meeting. The Board of Directors will determine whether, when and on what terms the issuance of shares of Common Stock may be warranted. The additional shares will be available without further action by the stockholders unless such action is required by applicable law or by the rules of Nasdaq or any applicable stock exchange. Except in certain cases such as a stock dividend, the issuance of additional shares would have the effect of diluting the voting powers of existing stockholders.

VOTE REQUIRED

      The affirmative vote of the holders of a majority of the shares of Common Stock of the Company present or represented by proxy and entitled to vote at the Annual Meeting is required for adoption of the proposed amendment to the Certificate of Incorporation. Abstentions and broker non-votes have the same legal effect as votes cast against this proposal.

      THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 2 TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" APPROVAL THEREOF.

             PROPOSAL NO. 3 - APPROVAL OF AMENDMENTS TO COMPANY'S
                   NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN.

      On July 2, 1996 and April 3, 1997, the Board of Directors unanimously adopted, subject to stockholder approval, amendments to the Director Plan which would (i) modify the class of persons eligible to receive options thereunder to exclude employees of affiliates of the Company, (ii) increase the number of shares which may be issued thereunder from 120,000 shares to 270,000 shares,
(iii) provide for additional grants to each eligible director on the second anniversary of his or her initial appointment or election to the Board of Directors of an option to purchase 10,000 shares of Common Stock and on each anniversary thereafter, such options to become exercisable pursuant to a specified vesting schedule, and (iv) extend the option period of options granted thereunder from five (5) years to ten (10) years. As of April 1, 1997, the number of shares available for future grants under the Director Plan was 195,000 (assuming Proposal No. 3 is approved). The primary features of the Director Plan are summarized below. The full text of the Director Plan, including the proposed amendments thereto, is set forth in Exhibit B to this Proxy Statement, and the following discussion is qualified by reference thereto. See "Executive Compensation - Compensation Pursuant to Plans: Non-Employee Director Stock Option Plan."

      The Director Plan was adopted by the Board of Directors for the purpose of enabling the Company to provide stock options to members of the Board of Directors who are not also employees of the Company ("Non-Employee Directors"). It was intended that the Director Plan constitute a "formula plan" within the meaning and for the purposes of Rule 16b-3 issued by the SEC under Section 16 of the Exchange Act. Currently, the Director Plan provides for an automatic grant of an option to purchase 30,000 shares of Common Stock to each Non-Employee Director on the date of the Non-Employee Director's initial appointment or election.

As of April 1, 1997, 15,000 shares of Common Stock were vested under the Director Plan. At April 1, 1997, three (3) directors were eligible to participate in the Director Plan.

      The Director Plan is administered by the Board of Directors. Subject to the provisions of the Director Plan and applicable law, the Board of Directors, acting in its sole and absolute discretion, has full power and authority to interpret the provisions of the Director Plan and option agreements made under the Director Plan, to supervise the administration of the Director Plan, and to take such other action as may be necessary or desirable in order to carry out the provisions of the Director Plan. The decisions of the Board of Directors as to any disputed question, including questions of construction, interpretation and administration, are final and conclusive on all persons.

      The Board of Directors may amend or terminate the Director Plan. Except as otherwise provided in the Director Plan with respect to equity changes, any amendment which would increase the aggregate number of shares of Common Stock as to which options may be granted under the Director Plan, materially increase the benefits under the Director Plan, or modify the class of persons eligible to receive options under the Director Plan shall be subject to the approval of the stockholders of the Company. No amendment or termination may adversely affect any outstanding option without the written consent of the optionee. Notwithstanding anything to the contrary contained therein or in any option agreement made thereunder, the provisions of the Director Plan relating to automatic option grants and the terms and conditions of the options and any other provision of the Director Plan, or of an option agreement relating to the timing of option grants, the amount of shares covered thereby and the exercise price thereunder, may not be amended more than once every six months.

      The table below indicates stock options that have been granted during the fiscal year ended September 30, 1996 under the Director Plan to each Non-Employee Director:

                   OPTIONS GRANTED DURING FISCAL 1996 UNDER
                  THE NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

                                                              Number of Shares
                                     Exercise Price Per      Covered by Options
Name                                       Share                   Granted
--------------------------------    --------------------     ------------------
Susan Clymer                               $3.88                   10,000

Michael Ostrach                            $3.75                   10,000

Hugh Robertson                             $3.38                   30,000

Maurice Hilleman                           $3.00                   30,000

Michael Ostrach                            $1.69                   10,000

William McCaffrey                          $1.69                   10,000

Stephen Edelman                            $0.97                   30,000

Michael Weiss                              $0.97                   30,000

(1) Resigned as a director of the Board as of _________, 1996.
(2) Canceled on ______________.

FEDERAL INCOME TAX CONSEQUENCES

      A Non-Employee Director who receives an option under the Director Plan will not realize taxable income upon the grant of the option. In general, the optionee will realize ordinary income when the option is exercised equal to the excess of the value of the stock over the exercise price (i.e., the option spread), and the Company receives a corresponding deduction. Upon a later sale of the stock, an optionee will realize capital gain or loss equal to the difference between the selling price and the value of the stock at the time the option was exercised.

THE AMENDMENTS TO THE DIRECTOR PLAN

      The Board of Directors believes that approval of the proposed amendments to the Director Plan will serve the best interests of the Company and its stockholders with respect to the administration of the Director Plan and the granting of options thereunder. In addition, the Board of Directors believes that the ability to grant additional options will help attract, motivate and retain directors who are in a position to contribute to the successful conduct of the business and affairs of the Company as well as stimulate in such individuals an increased desire to render greater service to the Company.

VOTE REQUIRED

      The affirmative vote of the holders of a majority of the shares of Common Stock of the Company present or represented by proxy and entitled to vote at the Annual Meeting is required for adoption of the proposed amendments to the Director Plan. Broker non-votes with respect to this matter will be treated as neither a vote "for" nor a vote "against" the matter, although they will be counted in determining the number of votes required to attain a majority of the shares present or represented at the meeting and entitled to vote. Accordingly, an abstention from voting by a stockholder present in person or by proxy at the meeting has the same legal effect as a vote "against" the matter because it represents a share present or represented at the meeting and entitled to vote, thereby increasing the number of affirmative votes required to approve this proposal.

      THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 3 TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" APPROVAL THEREOF.

             PROPOSAL NO. 4 - APPROVAL OF AMENDMENT TO COMPANY'S
                           1993 STOCK OPTION PLAN.

      On November 21, 1996, the Board of Directors unanimously adopted, subject to stockholder approval, an amendment to the 1993 Plan which would increase the number of shares of Common Stock that may be issued thereunder from 2,000,000 shares to 3,000,000 shares. As of April 1, 1997, the number of shares available for future grants under the 1993 Plan was 986,572. The primary features of the 1993 Plan are summarized below. The full text of the 1993 Plan, including the proposed amendments thereto, is set forth in Exhibit C to this Proxy Statement, and the following discussion is qualified by reference thereto. See "Executive Compensation - Compensation Pursuant to Plans: 1993 Stock Option Plan."

      The 1993 Plan was adopted by the Board of Directors for the purpose of furthering the growth and development of the Company by encouraging and enabling employees, including officers, and directors of, and consultants and advisers to, the Company to obtain a proprietary interest in the Company through the ownership of stock, thereby providing such persons with an added incentive to continue in the employ or service of the Company and to stimulate their efforts in promoting the growth, efficiency and profitability of the Company, and affording the Company a means of attracting to its service persons of outstanding quality. As of April 1, 1997, 288,393 shares of Common Stock were vested under the 1993 Plan. At April 1, 1997, approximately 70 persons were eligible to participate in the 1993 Plan.

      The 1993 Plan is administered by the Compensation Committee. Subject to the provisions of the 1993 Plan and applicable law, the Board of Directors, acting in its sole and absolute discretion, has authority to interpret the 1993 Plan, to prescribe, amend and rescind rules and regulations relating to it, to determine the terms and provisions of the instruments by which options shall be evidenced, which shall not be inconsistent with the terms of the 1993 Plan, and to make all other determinations necessary or advisable for the administration of the 1993 Plan, all of which determinations shall be final, binding and conclusive.

      The Board of Directors may amend or terminate the 1993 Plan. Except as otherwise provided in the 1993 Plan with respect to equity changes, any amendment which would materially increase the aggregate number of shares of Common Stock as to which options may be granted under the 1993 Plan, materially increase the benefits under the 1993 Plan, or modify the requirements of eligibility for participation in the 1993 Plan shall be subject to the approval of the stockholders of the Company. No amendment, modification or termination may adversely affect any outstanding option.

      The table below indicates stock options that have been granted during the fiscal year ended September 30, 1996 under the 1993 Plan.

                   OPTIONS GRANTED DURING FISCAL 1996 UNDER
                            1993 STOCK OPTION PLAN

                                                              Number of Shares
                                     Exercise Price Per      Covered by Options
Name                                       Share                   Granted
--------------------------------    --------------------     ------------------
Allan R. Goldberg                          $3.50                   51,429

Gary Pokrassa                              $3.50                   29,946

Shaji T. George                            $3.50                   23,571

(1)   Resigned as Vice President-Finance of the Company as of February 1997.

(2) The Company canceled and reissued these and other stock options effective December 1996, See "1993 Stock Option Plan.

FEDERAL INCOME TAX CONSEQUENCES

      An optionee will not realize taxable income upon the grant of an option. In general, the holder of an option which does not qualify as an incentive stock option (within the meaning of Section 422 of the Code, an "ISO") will realize ordinary income when the option is exercised equal to the excess of the value of the stock over the exercise price (i.e., the option spread), and the Company receives a corresponding deduction. (If an option is exercised within six months after the date of grant and if the optionee is subject to the six month restrictions on sale of Common Stock under Section 16(b) of the Exchange Act, the optionee generally will recognize ordinary income on the date the restrictions lapse, unless an early income recognition election is made.) Upon a later sale of the stock, an optionee will realize capital gain or loss equal to the difference between the selling price and the value of the stock at the time ordinary income is recognized with respect to the exercise of the option.

      The holder of an ISO will not realize taxable income upon the exercise of the option (although the option spread is an item of tax preference income potentially subject to the alternative minimum tax). If the stock acquired upon exercise of the ISO is sold or otherwise disposed of within two years from the option grant date or within one year from the exercise date, then, in general, gain realized on the sale is treated as ordinary income to the extent of the option spread at the exercise date, and the Company receives a corresponding deduction. Any remaining gain is treated as capital gain. If the stock is held for at least two years from the grant date and one year from the exercise date, then gain or loss realized upon the sale will be capital gain or loss and the Company will not be entitled to a deduction. A special basis adjustment applies to reduce the gain for alternative minimum tax purposes.

THE AMENDMENT TO THE 1993 PLAN

      The Board of Directors believes that approval of the amendment to increase the number of shares which may be issued under the 1993 Plan will serve the best interests of the Company and its stockholders by permitting the Committee to exercise needed flexibility in the administration of the 1993 Plan and the granting of options thereunder. In addition, the Board of Directors believes that the ability to grant additional options will help attract, motivate and retain employees who are in a position to contribute to the successful conduct of the business and affairs of the Company as well as stimulate in such individuals an increased desire to render greater service to the Company.

VOTE REQUIRED

      The affirmative vote of the holders of a majority of the shares of Common Stock of the Company present or represented by proxy and entitled to vote at the Annual Meeting is required for adoption of the proposed amendment to the 1993 Plan. Broker non-votes with respect to this matter will be treated as neither a vote "for" nor a vote "against" the matter, although they will be counted in determining the number of votes required to attain a majority of the shares present or represented at the meeting and entitled to vote. Accordingly, an abstention from voting by a stockholder present in person or by proxy at the meeting has the same legal effect as a vote "against" the matter because it represents a share present or represented at the meeting and entitled to vote, thereby increasing the number of affirmative votes required to approve this proposal.

      THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 4 TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" APPROVAL THEREOF.

           PROPOSAL NO. 5 - RATIFICATION OF APPOINTMENT OF AUDITORS.

      The Board of Directors has selected the accounting firm of __________ to serve as independent accountants of the Company to perform the annual audit for year ending December 31, 1997 and proposes the ratification of such decision. Representatives of __________ are expected to be present at the annual meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholder questions. [Coopers & Lybrand L.L.P. served as the independent accountants of the Company and performed the annual audit for the year ended September 30, 1996.]

VOTE REQUIRED

      The affirmative vote of the holders of a majority of the shares of Common Stock of the Company present or represented at the 1997 Annual Meeting of Stockholders is required for the ratification of the appointment of ___________ as independent accountants of the Company. Abstentions and broker non-votes have the same legal effect as votes cast against this proposal.

      THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 5 TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A

VOTE "FOR" APPROVAL THEREOF.

                             STOCKHOLDER PROPOSALS

      Stockholders who wish to present proposals for action at the 1998 Annual Meeting of Stockholders should submit their proposals in writing to the Secretary of the Company at the address of the Company set forth on the first page of this Proxy Statement. Proposals must be received by the Secretary no later than February 1, 1998 for inclusion in next year's proxy materials.

                         ANNUAL REPORT TO STOCKHOLDERS

      The Annual Report to Stockholders of the Company for the year ended September 30, 1996, including audited financial statements, has been mailed to the stockholders concurrently herewith, but such report is not incorporated in this Proxy Statement and is not deemed to be a part of the proxy solicitation material. Copies of the Company's Annual Report on Form 10-K for the year ended September 30, 1996 and the Company's Transition Report on Form 10-Q including the three-month period ended December 31, 1996 will be sent without charge to any stockholder requesting it in writing from Innovir Laboratories, Inc., 510 East 73rd Street, New York, New York 10021, Attn: Secretary.

                                 OTHER MATTERS

      The Board of Directors of the Company does not know of any other matters that are to be presented for action at the Annual Meeting of Stockholders. If any other matters are properly brought before the meeting or any adjournment thereof, the persons named in the enclosed proxy will have the discretionary authority to vote all proxies received with respect to such matters in accordance with their best judgment.

      The prompt return of your proxy will be appreciated and helpful in obtaining the necessary vote. Therefore, whether or not you expect to attend the Annual Meeting, please sign the proxy and return it in the enclosed envelope.

                                          By Order of the Board of Directors

          ------------------------------------

                                          Merrill M. Kraines
                                          Secretary

New York, New York
May __, 1997

STOCKHOLDERS ARE URGED TO SPECIFY THEIR CHOICES, DATE, SIGN AND
RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE.  PROMPT
RESPONSE IS HELPFUL AND YOUR COOPERATION WILL BE APPRECIATED.

                          INNOVIR LABORATORIES, INC.
               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

                    FOR THE ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 24, 1997

          Dr. Allan Goldberg and Mr. Frank O'Connell, and each of them, as the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, are hereby authorized to represent and to vote all shares of Common Stock of Innovir Laboratories, Inc. held of record by the undersigned on May 7, 1997, at the Annual Meeting of Stockholders to be held at 2:00 P.M., New York time, on Tuesday, June 24, 1997, at The Equitable Building, 50th Floor, 787 Seventh Avenue, New York, New York 10019. Any and all proxies heretofore given are hereby revoked.

          WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS
DESIGNATED BY THE UNDERSIGNED. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED FOR PROPOSAL NOS. 1, 2, 3, 4 AND 5.

1. Proposal No. 1 - Election of Directors - Nominees are: Allan R. Goldberg, William T. McCaffrey, Richard L. Dunning, Laurence D. Fink, David A. Jackson, Francis M. O'Connell and Stanley Knowlton.

            |_|   FOR all listed nominees

            |_|   FOR, except vote withheld from the following nominee(s):
                  ______________________________

            |_|   WITHHOLD AUTHORITY to vote for the listed nominees

2. Proposal No. 2 - Approval of Amendment to Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock, $.013 par value per share, from 35,000,000 shares to 70,000,000 shares.

              |_| FOR        |_|   AGAINST       |_|   ABSTAIN

3. Proposal No. 3 - Approval of Amendment to Company's Non-Employee Director Stock Option Plan to modify the class of persons eligible to receive options thereunder, to increase the number of shares which may be issued thereunder, to provide for certain additional grants to the Company's directors and to extend the option period of options granted thereunder.

              |_| FOR        |_|   AGAINST       |_|   ABSTAIN

4. Proposal No. 4 - Approval of Amendment to Company's 1993 Stock Option Plan to increase the number of shares which may be issued thereunder.

              |_| FOR        |_|   AGAINST       |_|   ABSTAIN

5. Proposal No. 5 - Ratification of the selection of ________________ to serve as the Company's Independent Accountants for the Fiscal Year Ending December 31, 1997.

              |_| FOR        |_|   AGAINST       |_|   ABSTAIN

--------------------------------------------------------------------------------

      Discretionary authority is hereby granted with respect to such other matters as may properly come before the meeting.

IMPORTANT: PLEASE SIGN EXACTLY AS NAME APPEARS BELOW. EACH JOINT OWNER SHALL SIGN. EXECUTORS, ADMINISTRATORS, TRUSTEES, ETC. SHOULD GIVE FULL TITLE AS SUCH. IF STOCKHOLDER IS A CORPORATION, PLEASE GIVE FULL CORPORATE NAME BY DULY AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.

                                                DATED ____________________, 1997


                                                --------------------------------
                                                SIGNATURE


                                                --------------------------------
                                                SIGNATURE IF HELD JOINTLY

      The above-signed acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement furnished therewith.

      PLEASE SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

                                                                       EXHIBIT A

                           INNOVIR LABORATORIES, INC.

                    AMENDMENT TO CERTIFICATE OF INCORPORATION

      The Certificate of Incorporation, as amended, of the Company is to be further amended by changing the Article thereof numbered 4(A) so that, as amended, the first paragraph of said Article 4(A) shall be and read as set forth below. The proposed amended language is set forth in bold and italics, and the language to be deleted is set forth in brackets.

      4. (A) Number of Shares. The aggregate number of shares of all classes of capital stock which the Corporation has the authority to issue is EIGHTY-FIVE MILLION (85,000,000) [fifty million (50,000,000)] shares, consisting of (i) SEVENTY MILLION (70,000,000) [thirty-five million (35,000,000)] shares of Common Stock of the par value of $.013 per share and (ii) fifteen million (15,000,000) shares of preferred stock of the par value of $.06 per share, of which two million (2,000,000) shares of Series A Convertible Preferred Stock, $.06 par value, are hereby authorized and designated.

                                                                       EXHIBIT B

      Below is the text of the Company's Non-Employee Director Stock Option Plan as proposed to be amended in Sections 1, 2, 4 and 5 pursuant to Proposal No. 3. The proposed amended language to the Non-Employee Director Stock Option Plan is set forth in bold and italics, and the language to be deleted is set forth in brackets.

                           INNOVIR LABORATORIES, INC.

                     NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

1. PURPOSE. The purpose of this Non-Employee Director Stock Option Plan (the "Plan") is to enable Innovir Laboratories, Inc. (the "Company") to provide compensatory stock options to members of its Board of Directors (the "Board") who are not also employees of the Company OR ANY OF ITS AFFILIATES ("Non-Employee Directors"). It is intended that the Plan will constitute a "formula plan" within the meaning and for the purposes of Rule 16b-3 issued by the Securities and Exchange Commission under Section 16 of the Securities Exchange Act of 1934. The provisions of the Plan and of any option agreement made pursuant to the Plan will be interpreted and applied accordingly.

2. STOCK SUBJECT TO THE PLAN. The Company may issue and sell a total of 270,000 [120,000] shares (subject to equitable adjustment for stock dividends and certain capital changes) of its common stock, $.013 par value (the "Common Stock"), pursuant to the Plan. Such shares may be either authorized and unissued or held by the Company in its treasury. New options may be granted under the Plan with respect to shares of Common Stock which are covered by the unexercised portion of an option which has terminated or expired.

3. ADMINISTRATION. The Plan shall be administered by the Board. Subject to the provisions of the Plan and applicable law, the Board, acting in its sole and absolute discretion, shall have full power and authority to interpret the provisions of the Plan and option agreements made under the Plan, to supervise the administration of the Plan, and to take such other action as may be necessary or desirable in order to carry out the provisions of the Plan. The decisions of the Board as to any disputed question, including questions of construction, interpretation and administration, shall be final and conclusive on all persons.

4. AUTOMATIC OPTION GRANTS. Subject to stockholder approval of this Plan, an option to purchase 30,000 shares of Common Stock will automatically be granted to each Non-

Employee Director on the date on which he or she is initially appointed or elected as a director (by the Board or the stockholders, as the case may be) AND, FOR AS LONG AS EACH NON-EMPLOYEE DIRECTOR CONTINUES TO SERVE ON THE BOARD, AN OPTION TO PURCHASE 10,000 SHARES WILL AUTOMATICALLY BE GRANTED TO EACH NON-EMPLOYEE DIRECTOR ON THE SECOND ANNIVERSARY DATE OF SUCH PERSON'S INITIAL APPOINTMENT OR ELECTION AS A DIRECTOR AND ON EACH ANNIVERSARY DATE THEREAFTER.

5. TERMS AND CONDITIONS OF OPTIONS. Each option granted under the Plan shall be evidenced by a written agreement containing the following terms and conditions:

      A. OPTION PRICE. The purchase price per share shall be equal to the fair market value of a share of Common Stock on the date the option is granted which, for so long as the Company's Common Stock is listed on the NASDAQ Small-Cap Issues, shall be the last price per share as listed thereon. In the event the Common Stock is listed on the NASDAQ National Market System, the fair market value shall be the last closing price per share thereon.

      B. OPTION PERIOD. Subject to the provisions hereof, the period during which an option may be exercised shall be 10 [5] years from the date the option is granted.

      C. EXERCISE OF OPTIONS. An initial grant of options to purchase 30,000 shares of Common Stock will become exercisable at the rate of 16.67% (5,000 shares) for each six months of the optionee's continuous service as a director from the date the option is granted. EACH GRANT OF 10,000 SHARES WILL BECOME EXERCISABLE AT THE RATE OF 50% (5,000 SHARES) ON THE DATE EIGHTEEN MONTHS FOLLOWING THE DATE OF GRANT AND 50% (5,000 SHARES) ON THE DATE TWENTY-FOUR MONTHS FOLLOWING THE DATE OF GRANT. No option shall be exercisable unless the Non-Employee Director to whom the option was granted remains in the continuous service as a director of the Company for at least six months from the date the option is granted. All or part of the exercisable portion of an option may be exercised at any time during the option period, except that, without the consent of the Board, no partial exercise of an option shall be made for less than 100 shares. An option may be exercised by transmitting to the Company (1) a written notice specifying the number of shares to be purchased, and (2) payment in full of the purchase price, together with the amount, if any, deemed necessary to enable the Company to satisfy its income tax withholding obligations with respect to such exercise (unless other arrangements acceptable to the Board are made with respect to the satisfaction of such withholding obligations).

      D. PAYMENT OF OPTION PRICE. The purchase price of shares of Common Stock acquired pursuant to the exercise of an option granted under the Plan shall be payable in cash or check and/or previously-owned shares of Common Stock. If the shares of Common Stock are tendered as payment of the option exercise price, the value of such shares shall be the fair market value as of the date of exercise. If such tender would result in the issuance of fractional shares of Common Stock, the Company shall instead return the difference in cash or by check to the optionee.

      E. RIGHTS AS A SHAREHOLDER. No shares of Common Stock shall be issued in respect of the exercise of an option granted under the Plan until full payment therefor has been made. The holder of an option shall have no rights as a shareholder with respect to any shares covered by an option until the date a stock certificate for such shares is issued to him or her. Except as otherwise provided herein, no adjustments shall be made for dividends or distributions of other rights for which the record date is prior to the date such stock certificate is issued.

      F. NONTRANSFERABILITY OF OPTIONS. No option shall be assignable or transferrable except upon the optionee's death to a beneficiary designated by the optionee in accordance with procedures established by the Board or, if no designated beneficiary shall survive the optionee, pursuant to the optionee's will or by the laws of descent and distribution. During an optionee's lifetime, options may be exercised only by the optionee or the optionee's guardian or legal representative.

      G. TERMINATION OF SERVICE. Subject to the provisions hereof, if an optionee ceases to perform services as a director of the Company for any reason, then the outstanding option granted to him or her under the Plan, to the extent then exercisable, will remain exercisable for the balance of the option period.

      H. OTHER PROVISIONS. The Board may impose such other conditions with respect to the exercise of options, including, without limitation, any conditions relating to the application of federal or state securities laws, as it may deem necessary or advisable.

6. CHANGE IN CONTROL; CAPITAL CHANGES.

      A. CHANGE IN CONTROL. If any event constituting a "Change in Control of the Company" shall occur, all options granted under the Plan which are outstanding at the time a Change of Control of the Company occurs shall immediately become exercisable. A "Change in Control of the Company" shall be deemed to occur if (1) there shall be consummated (a) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's Common Stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company's Common Stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (b) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, or (2) the stockholders of the Company shall approve any plan or proposal for liquidation or dissolution of the Company, or (3) any person (as such term is used in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of 40% or more of the Company's outstanding Common Stock other than pursuant to a plan or arrangement entered into by such person and the Company, or (4) during any period of two consecutive years, individuals who at the beginning of such period constitute the entire Board of Directors shall cease for any reason to constitute a majority thereof unless the election, or the nomination for election by the Company's shareholders, of each new director was approved by a vote of at least a majority of the directors then still in office who were directors at the beginning of the period.

      B. CAPITAL CHANGES. In the event of any stock split, stock dividend or similar transaction which increases or decreases the number of outstanding shares of Common Stock, appropriate adjustment shall be made by the Board to the number of shares which may be issued under the Plan, as well as to the number of shares which may be issued to any Non-Employee Director pursuant to Section 4 hereof, and to the number and option exercise price per share of Common Stock which may be purchased under any outstanding options. In the case of a merger, consolidation or similar transaction which results in a replacement of the

Company's Common Stock with stock of another corporation but does not constitute Change in Control of the Company, the Company will make a reasonable effort, but shall not be required, to replace any outstanding options granted under the Plan with comparable options to purchase the stock of such other corporation, or will provide for immediate maturity of all outstanding options, with all options not being exercised within the time period specified by the Board being terminated.

      C. FRACTIONAL SHARES. In the event of any adjustment in the number of shares covered by any option pursuant to the provisions hereof, any fractional shares resulting from such adjustment will be disregarded, and each such option will cover only the number of full shares resulting from the adjustment.

      D. DETERMINATION OF BOARD TO BE FINAL. All adjustments under this paragraph 6 shall be made by the Board, and its determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive.

7. AMENDMENT AND TERMINATION OF THE PLAN. The Board may amend or terminate the Plan. Except as otherwise provided in the Plan with respect to equity changes, any amendment which would increase the aggregate number of shares of Common Stock as to which options may be granted under the Plan, materially increase the benefits under the Plan, or modify the class of persons eligible to receive options under the Plan shall be subject to the approval of the shareholders of the Company. No amendment or termination may adversely affect any outstanding option without the written consent of the optionee. Notwithstanding anything to the contrary contained herein or in any option agreement made hereunder, the provisions of paragraphs 4 and 5(a) of the Plan and any other provision of the Plan or of an option agreement relating to the timing of option grants, the amount of shares covered thereby and the exercise price thereunder may not be amended more than once every six months, and no amendment may be made to the Plan or an option agreement if, as a result of such amendment, the Plan would no longer qualify as a "formula plan" under Rule 16b-3 issued by the Securities and Exchange Commission under Section 16 of the Securities Exchange Act of 1934

8. NO RIGHTS CONFERRED. Nothing contained herein will be deemed to give any individual any right to be retained or elected or re-elected as a member of the Board.

      A. GOVERNING LAW. The Plan and each option agreement shall be governed in all respects by the laws of the State of Delaware without giving effect to the provisions relating to conflicts of law.

      B. TERM OF THE PLAN. The Plan shall be effective upon its adoption by the Board of Directors, subject to the date on which stockholder approval of the Plan is obtained. The Plan will terminate on the date ten years after the date on which it is adopted by the Board, unless sooner terminated by the Board. The rights of optionees under options outstanding at the time of the termination of the Plan shall not be affected solely by reason of the termination and shall continue in accordance with the terms of the option.

                                                                       EXHIBIT C

Below is the text of the Company's 1993 Stock Option Plan as proposed to be amended in Section 2 pursuant to Proposal No. 4. The proposed amended language to the 1993 Stock Option Plan is set forth in bold and italics, and the language to be deleted is set forth in brackets.

                          INNOVIR LABORATORIES, INC.

                            1993 STOCK OPTION PLAN

1. PURPOSE OF PLAN

      The purpose of this 1993 Stock Option Plan (the "Plan") is to further the growth and development of Innovir Laboratories, Inc. (the "Company") by encouraging and enabling employees, including officers, and directors of, and consultants and advisors to, the Company to obtain a proprietary interest in the Company through the ownership of stock, thereby providing such persons with an added incentive to continue in the employ or service of the Company and to stimulate their efforts in promoting the growth, efficiency and profitability of the Company, and affording the Company a means of attracting to its service persons of outstanding quality.

2. SHARES OF STOCK SUBJECT TO THE PLAN

      Subject to adjustment as provided in Section 12 hereof, an aggregate of 3,000,000 [2,000,000] shares of common stock, par value $.013 per share, of the Company ("Common Stock") shall be reserved for issuance upon the exercise of options which may be granted from time to time in accordance with the Plan. Such shares may be, in whole or in part, as the Board of Directors of the Company (the "Board of Directors") shall from time to time determine, authorized but unissued shares or issued shares which have been reacquired by the Company. If, for any reason, an option shall lapse, expire or terminate without having been exercised in full, these options shall (unless the Plan shall have been terminated) again be available for the purpose of the Plan.

3. ADMINISTRATION

      (1) The Board of Directors shall administer the Plan and subject to the express provisions of the Plan, shall have authority in its discretion to determine and designate from time to time, those persons eligible for a grant of options under the Plan, those persons to whom options are to be granted, the purchase price of the shares covered by each option, the time or times at which options shall be granted, and the manner in which said options are exercisable. In making such determination, the Board of Directors may take into account the nature of the services rendered by the respective persons, their present and potential contributions to the Company's success and such other factors as the Board of Directors in its sole discretion shall deem relevant. Subject to the express provisions of the Plan, the Board of Directors shall also have authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, to determine the terms and provisions of the instruments by which options shall be evidenced, which shall not be inconsistent with the terms of the Plan, and to make all other determinations necessary or advisable for the administration of the Plan, all of which determinations shall be final, binding and conclusive.

      (2) The Board of Directors may, at its discretion, in accordance with the provisions of the Company's By-Laws, by resolution adopted by the affirmative vote of a majority of the entire Board of Directors, appoint from among its members a Stock Option Plan Committee (the "Committee"). Such Committee shall be composed of two or more directors and shall have and may exercise any and all of the powers relating to the administration of the Plan and the grant of options hereunder as are set forth above in Section 3(i), as the Board of Directors shall confer and delegate. The Board of Directors shall have the power at any time to fill vacancies in, to change the membership of, or to discharge, such Committee. The Committee shall select one of its members as its Chairman and shall hold its meetings at such time and at such places as it shall deem advisable. A majority of such Committee shall constitute a quorum and such majority shall determine its action. The Committee shall keep minutes of its proceedings and shall report the same to the Board of Directors at the Board meeting next succeeding.

4. PERSONS TO WHOM SHARES MAY BE GRANTED

      Options may be granted to persons who are, at the time of the grant, employees, including officers, or directors of, or consultants or advisors to, the Company or any subsidiary corporation (as defined in Section 425 of the Internal Revenue Code of 1986, as amended (the "Code"), and herein referred to as "Subsidiary"), including part-time employees, as the Board of Directors (or Committee) shall select from time to time from among those nominated by the Board of Directors (or Committee). In addition, for purposes of this Plan, options may only be granted to those consultants and advisors who shall render bona fide services to the Company and such services must not be in connection with the offer or sale of securities in a capital-raising transaction. Subject to the provisions hereinafter set forth, options granted under the Plan shall be designated either (i) "Incentive Stock Options" (which term, as used herein, shall mean options intended to be "incentive stock options" within the meaning of Section 422 of the Code) or (ii) "Non-Incentive Stock Options" (which term, as used herein, shall mean options not intended to be "incentive stock options" within the meaning of Section 422 of the Code). Each option granted to a person who is not an "employee" (within the meaning of Section 422 of the Code) of the Company or a Subsidiary on the date of the grant shall be designated a Non-Incentive Stock Option.

      The Board of Directors (or Committee) may grant, at any time, new options to a person who has previously received options whether such prior options are still outstanding, have previously been exercised in whole or in part, have expired, or are canceled in connection with the issuance of new options. The purchase price of the new options may be established by the Board of Directors (or Committee) without regard to the existing option price.

5. OPTION PRICE

      (1) The purchase price of the Common Stock underlying each option shall be determined by the Board of Directors (or Committee), which determination shall be final, binding and conclusive; provided, however, that in no event shall the purchase price for Incentive Stock Options be less than 100% (110% in the case of optionees who own more than 10% of the voting power of all classes of stock of the Company) of the fair market value of the Common Stock on the date the option is granted. The purchase price for Non-Incentive Stock Options may be less than 100% of the fair market value of the Common Stock on the date the option is granted. In determining such fair market value, the Board of Directors (or Committee) shall consider (i) the average between the highest and lowest selling prices of the Common Stock on the date on which the option is granted (if such Common Stock is listed on a national securities exchange); (ii) the closing bid prices as quoted by the National Quotation

Bureau or a recognized dealer in the Common Stock on the date of grant (if such Common Stock is not listed on such an exchange); and (iii) such other factors as the Board of Directors (or Committee) shall deem appropriate or which may be relevant under applicable federal tax laws and Internal Revenue rules and regulations. For purposes of the Plan, the date of grant of an option shall be the date on which the Board of Directors (or Committee) shall by resolution duly authorize such option.

      (2) Notwithstanding any other provisions herein contained, the aggregate fair market value (as defined above), determined at the time the Incentive Stock Options are granted, of the Common Stock with respect to which such Incentive Stock Options are exercisable for the first time by an employee during any calendar year shall not exceed $100,000. Non-Incentive Stock Options shall not be subject to the limitations of this paragraph 5(2).

6. EXERCISE OF OPTIONS

      (1) Subject to the provisions set forth in Sections 9, 10, and 11 hereof, no option shall be exercisable unless the holder thereof shall have been an employee, including officer, or director of the Company and/or a Subsidiary from the date of the granting of the option until the date of exercise. Unless otherwise provided in their stock option agreement, this provision shall not be applicable to Non-Incentive Stock Options granted to consultants or advisors of the Company.

      (2) The number of shares which are issued pursuant to the exercise of an option shall be charged against the maximum limitations on shares set forth in
Section 2 hereof.

      (3) The exercise of an option shall be made contingent upon receipt by the Company from the holder thereof of (i) a written representation and acknowledgement that at the time of such exercise it is his then present intention to acquire the option shares for investment and not with a view to distribution or resale thereof, that he knows that the Company is not obligated to register the shares and that the shares may have to be held indefinitely unless an exemption from the registration requirements of the Securities Act of 1933, as amended (the "Act"), is available or the Company has registered the shares underlying the options, that the Company may place a legend on the certificate(s) evidencing the shares reflecting the fact that they were acquired for investment and cannot be sold or transferred unless registered under the Act, or unless counsel for the Company is satisfied that the circumstances of the proposed transfer do not require such registration and (ii) cash, or a check to its order, for the purchase price of such shares.

      (4) The holder of an option shall have none of the rights of a stockholder with respect to shares subject to the option until a certificate for such shares has been issued to him upon the due exercise of the option.

      (5) Neither the Plan, nor the granting of an option, nor any other action taken pursuant to the Plan shall constitute or be evidence of any agreement or understanding, express or implied, that an employee, officer, director, consultant or advisor, as the case may be, has a right to continue in such position for any period of time or at any particular rate of compensation.

7. TERM OF OPTIONS

      The period during which each option granted hereunder shall be exercisable shall be determined by the Board of Directors (or Committee); provided, however, that no option shall be exercisable for a period exceeding ten (10) years (five
(5) years in the case of optionees who own more than 10% of the voting power of all classes of the stock of the Company) from the date the options are granted.

8. NON-TRANSFERABILITY OF OPTIONS

      No option granted pursuant to this Plan shall be subject to anticipation, sale, assignment, pledge, encumbrance, or charge or otherwise transferable except by will or the laws of descent and distribution, or pursuant to a qualified domestic relations order as defined by the Code ("QDRO"), or Title I of the Employee Retirement Income Security Act, or the rules thereunder ("ERISA"), and an option shall be exercisable during the lifetime of the holder thereof only by such holder or pursuant to a QDRO or ERISA.

9. TERMINATION OF SERVICES

      In the event that a person to whom an option has been granted under the Plan shall cease to be an employee, officer or director of the Company or a Subsidiary, by reason of a termination of such relationship for cause, the option granted to such person shall automatically terminate, lapse and expire. In the event that a person to whom an option has been granted under the Plan shall cease to be an employee, officer, or director of the Company or a Subsidiary by reason of a termination of such relationship for a reason other than for cause, death, disability or retirement at age 65, then such holder may exercise such option at any time prior to the expiration date of the option, or within three months after termination, whichever is earlier. So long as the holder of an option shall continue to be in the employ, or continue to be a director of the Company or one or more of its Subsidiaries, such holder's option shall not be affected by any change of duties or position. Absence on leave approved by the employing corporation shall not be considered an interruption of employment for any purpose under the Plan. The granting of an option in any year shall not give the holder of the option any rights to similar grants in future years or any right to be retained in the employ or service of the Company or any of its Subsidiaries or interfere in any way with the right of the Company or any such Subsidiary to terminate such holder's employment or services at any time.

10. RETIREMENT OR DISABILITY OF HOLDER OF OPTION

      If any person to whom an option has been granted under the Plan shall cease to be an employee, officer or director of the Company or a Subsidiary, by reason of disability or retirement at age 65, such holder may exercise such option at any time prior to the expiration date of the option or within three months (one year in the case of termination by reason of disability) after the date of termination for such cause, whichever is earlier, but only to the extent the holder had the right to exercise such option on the date of termination.

11. DEATH OF HOLDER OF OPTION

      If any employee, officer or director to whom an option has been granted under the Plan shall cease to be an employee, officer or director of, or consultant or advisor to, the Company or a Subsidiary, by reason of death, or such holder of an option shall die within three months after termination by reason of retirement at age 65, the option may be exercised by the person or persons to whom the optionee's rights under the option are transferred by will or by the laws of descent and distribution at any time prior to the expiration date of the option or within three months from the date of death, whichever is earlier, but only to the extent the holder of the option had the right to exercise such option on the date of such termination. Notwithstanding the foregoing, no option may be exercised after ten years from the date of its grant.

12. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION

      If the shares of Common Stock outstanding are changed in number, kind or class by reason of a stock split, combination, merger, consolidation, reorganization, reclassification, exchange or any capital adjustment, including a stock dividend, or if any distribution is made to shareholders other than a cash dividend, then

      (a) the aggregate number and class of shares that may be issued or transferred pursuant to Section 2,

      (b) the number and class and shares which are issuable under outstanding options, and

      (c) the purchase price to be paid per share under outstanding options,

shall be adjusted as hereinafter provided.

      In the event of a liquidation of the Company, or a merger, reorganization, or consolidation of the Company with any other corporation in which the Company is not the surviving corporation or the Company becomes a wholly owned subsidiary of another corporation, any unexercised options theretofore granted under the Plan shall be deemed canceled unless the surviving corporation in any such merger, reorganization or consolidation elected to assume the options under the Plan or to issue substitute options in place thereof; provided, however, that, notwithstanding the foregoing, if such options would otherwise be canceled in accordance with the foregoing, the optionee shall have the right, exercisable during a ten-day period ending on the fifth day prior to such liquidation, merger or consolidation, to exercise the option in whole or in part. Adjustments under this Section 12 shall be made in a proportionate and equitable manner by the Board of Directors (or Committee), whose determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive. In the event that a fraction of a share results from the foregoing adjustment, said fraction shall be eliminated and the price per share of the remaining shares subject to the option adjusted accordingly. The granting of an option pursuant to this Plan shall not affect in any way the right or power of the Company to make adjustments, reorganizations, reclassifications, or changes of its capital or business structure or to merge, consolidate, dissolve, liquidate, or sell or transfer all or any part of its business or assets.

13. VESTING OF RIGHTS UNDER OPTIONS

      Nothing contained in this Plan or in any resolution adopted or to be adopted by the Board of Directors (or Committee) or the stockholders of the Company shall constitute the vesting of any rights under any option. The vesting of such rights shall take place only when a written agreement shall be duly executed and delivered by and on behalf of the Company to the person to whom the option shall be granted.

14. RIGHTS AS A STOCKHOLDER

      A holder of an option shall have no rights of a stockholder with respect to any shares covered by his option until the date of issuance of a stock certificate to him for such shares.

15. TERMINATION AND AMENDMENT

      The Board of Directors may, at any time, terminate or suspend this Plan or make such modifications or amendments thereto as it shall deem advisable; provided, however, that no termination, modification or amendment shall adversely affect the rights of a holder of an option previously granted under the Plan; and, provided further, however, that, if required to qualify the Plan under Rule 16b-3 promulgated under Section 16 of the Securities Exchange Act of 1934, as amended, no amendment that would (a) materially increase the number of shares that may be issued under the Plan, (b) materially modify the requirements of eligibility for participation in the Plan, or (c) otherwise materially increase the benefits necessary to participants under the Plan, shall be made without the approval of the stockholders of the Company.

16. MODIFICATION, EXTENSION AND RENEWAL OF OPTIONS

      Subject to the terms and conditions and within the limitations of the Plan, the Board of Directors may modify, extend or renew outstanding options granted under the Plan, or accept the surrender of outstanding options (to the extent not theretofore exercised) and authorize the granting of new options in substitution therefor. Notwithstanding the foregoing, no modification of an option shall, without the consent of the holder thereof, alter or impair any rights or obligations under any option theretofore granted under the Plan.

17. INDEMNIFICATION

      In addition to such other rights of indemnification as they may have as members of the Board of Directors (or Committee), the members of the Board of Directors (or Committee) administering the Plan shall be indemnified by the Company against reasonable expenses, including attorneys' fees, actually and necessarily incurred in connection with the defense of any action, suit, or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Option granted thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such member is liable for negligence or misconduct in the performance of his duties, provided that within 60 days after institution of any such action, suit, or proceeding, the member shall in writing offer the Company the opportunity, at its own expense, to handle and defend the same.

18. EFFECTIVE DATE

      The Plan shall become effective on March 24, 1993, upon its approval by the holders of a majority of shares of Common Stock of the Company entitled to vote thereon and shall terminate no later than ten years from the date of effectiveness, and no option may be granted under the Plan thereafter, but such termination shall not effect any option theretofore granted.